JOHN H. LIVELY, Managing Partner
john.lively@practus.com
7001 N. Scottsdale Road, Suite 2040
Scottsdale, Arizona 85253
(913) 660-0778
October 28, 2026

Yorkville America Investment Trust
8730 Stony Point Parkway, Suite 205
Richmond, VA 23235
Ladies and Gentlemen:
We hereby consent to the use of our name and to the reference to our firm in the Prospectus and under the caption “Legal Counsel” in the Statement of Additional Information for the Truth Social America First ETF, which is included in Post-Effective Amendment No. 142 to the Trust’s Registration Statement under the Securities Act of 1933, as amended (No. 333-29289), and Amendment No. 143 to the Trust’s Registration Statement under the Investment Company Act of 1940, as amended (No. 811-08255), on Form N-1A.
If you have any questions concerning the foregoing, please contact the undersigned at (913) 660-0778 or John.Lively@practus.com.
    Regards,
        /s/ John H. Lively
        On behalf of Practus, LLP